EXHIBIT 1.1

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Up to 54,587,065 Shares of Common Stock/$541,870,650

SELECTED DEALER AGREEMENT

January 31, 2007

Ameriprise Financial Services, Inc.
570 Ameriprise Financial Center
Minneapolis, MN  55474

Ladies and Gentlemen:

Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation (the “Company”), has registered for public sale a maximum of 54,587,065 shares of its common stock (the “Common Stock”), $0.0001 par value per share (each a “Share,” and collectively, the “Shares”) to be offered and sold to the public (the “Offering”) for an aggregate purchase price of $541,870,650 (46,587,065 Shares to be offered to the public for $10.00 per share and 8,000,000 Shares to be offered pursuant to the Company’s distribution reinvestment plan (the “DRIP”) for $9.50 per share).  The Company may reallocate Shares between the primary offering and the DRIP.  There shall be a minimum purchase by any one person of 200 Shares (except as otherwise indicated in the Prospectus (defined below)).  In connection therewith, the Company hereby agrees with you, Ameriprise Financial Services, Inc. (“Ameriprise”), as follows:

Ameriprise is hereby invited to act as a selected dealer to solicit subscriptions for the Offering, subject to the other terms and conditions set forth below.

1.             Representations and Warranties of the Company, Behringer Securities LP, as the dealer manager (the “Dealer Manager”) and Behringer Harvard Opportunity Advisors I LP (the “Advisor”).

The Company, the Dealer Manager and the Advisor, as applicable, jointly and severally represent, warrant and covenant with Ameriprise for Ameriprise’s benefit that, as of the date hereof and at all times during the period (the “Effective Term”) from the date hereof to the Termination Date (as defined below) subject to the filing of required disclosures or other documentation within permitted time frames:

1.1           A registration statement on Form S-11 (File No. 333-120847) has been prepared by the Company in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, for the registration of the Shares.  Such registration statement, which includes a prospectus, was filed with the SEC on November 30, 2004.  The Company has prepared and filed such amendments thereto, if any, and such amended prospectus, if any, as may have been required to the date hereof, and will file such additional amendments thereto and such amended or supplemented prospectuses as may hereafter be required.  Copies of such registration statement and each amendment thereto have been or will be delivered to Ameriprise.  The registration statement, as amended, and the prospectus, as amended or supplemented, on file with the SEC at the Effective Date (as defined below) of the registration statement (including financial statements, exhibits and all other documents related thereto filed as a part thereof or incorporated therein), and any registration statement filed under Rule 462(b) of the Securities Act, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that if the Registration Statement is amended by a post-effective amendment, the term “Registration Statement” shall, from and after the declaration of effectiveness of such post-effective amendment, refer to the Registration Statement as so amended and the term “Prospectus” shall refer to the Prospectus as amended or supplemented to date, and if the Prospectus filed by the Company pursuant to Rule 424(b) or 424(c) of the Rules and Regulations shall differ from the Prospectus on file at the time the Registration Statement or any post-effective amendment shall become effective, the term “Prospectus” shall refer to the Prospectus filed pursuant to either Rule 424(b) or 424(c) of the Rules and Regulations from and after the date on which it shall have been filed with the SEC.  Further, if a separate registration statement is filed and becomes effective with respect solely to the DRIP (a “DRIP Registration Statement”), the term “Registration Statement” shall refer to such DRIP Registration Statement from and after the declaration of effectiveness of such DRIP Registration Statement.  If a separate prospectus is filed and becomes effective with respect solely to the DRIP (a “DRIP Prospectus”), the term “Prospectus” shall refer to such DRIP Prospectus from and after the declaration of effectiveness of such DRIP Prospectus.

1.2           The Company has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Maryland with full power and authority to conduct the business in which it is engaged as described in the Prospectus, including without limitation to acquire properties as more fully described in the Prospectus, including land and buildings, as well as properties upon which properties are to be constructed for the Company or to be owned by the Company (the “Properties”) or make loans, or other permitted investments as referred to in the Prospectus.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which it owns or leases property of a nature, or transacts business of a type that would make such qualification necessary except where the failure to be so qualified or in good standing could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, stockholders’ equity, results of operation, business affairs or business prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

1.3           The Registration Statement has been prepared and filed by the Company and has been declared effective by the SEC.  Neither the SEC nor any state securities authority has issued any order preventing or suspending the use of the Prospectus and no proceedings for that purpose have been instituted, or to the Company’s knowledge, are threatened or contemplated by the SEC or by the states securities authorities.  At the time the Registration Statement became effective (the “Effective Date”) and at the time that any post-effective amendments thereto or any additional registration statement filed under Rule 462(b) of the Securities Act becomes effective, the Registration Statement or any amendment thereto (1) complied, or will comply, in all material respects with the requirements of the Securities Act and the Rules and Regulations and (2) did not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.  The Prospectus, as amended or supplemented, as of its date and at all times subsequent thereto through the date on which the Offering is terminated (“Termination Date”), (1) complied, or will comply, in all material respects with the requirements of the Securities Act and the Rules and Regulations, and (2) did not or will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the two immediately preceding sentences will not extend to such statements supplied by Ameriprise in writing to the Company specifically for inclusion in the Registration Statement.  The Prospectus and each amendment or supplement thereto delivered to Ameriprise was or will be identical to the electronically transmitted copies thereof filed with the SEC pursuant to EDGAR, except to the extent permitted by Regulation S-T.

1.4           The Company will apply the funds received from the sale of the Shares as set forth in the Prospectus under the caption “Estimated Use of Proceeds.”

1.5           No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations under this Agreement, the Amended and Restated Dealer Manager Agreement dated December 29, 2006 (the “Dealer Manager Agreement”), by and between the Company and the Dealer Manager, the various selected dealer agreements between the Dealer Manager and, with the exception of Ameriprise, each of the selected dealers soliciting subscriptions for Shares pursuant to the Offering (collectively, the “Selected Dealer Agreements”) or the Amended and Restated Advisory Management Agreement between the Company and the Advisor dated December 29, 2006 (the “Advisory Agreement”), in connection with the offering, issuance or sale of the Shares or the consummation of the other transactions contemplated by this Agreement, the Dealer Manager Agreement, the Selected Dealer Agreements or the Advisory Agreement, except such as have been already made or obtained under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or as may be required under state securities laws.

1.6           Except as disclosed in the Registration Statement, there is no action, suit or proceeding pending, or, to the knowledge of the Company, threatened or contemplated before or by any arbitrator, court or other government body, domestic or foreign, against or affecting the Company, any of its subsidiaries, the Dealer Manager, the Advisor or Behringer Harvard Holdings Inc. (the “Sponsor”), which is required to be disclosed in the Registration Statement, or which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated by this Agreement; the aggregate of all pending legal or governmental proceedings to which the Company, any of its subsidiaries, the Dealer Manager, the Advisor or the Sponsor is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect or materially adversely affect other properties or assets of the Company, any of its subsidiaries, the Dealer Manager, the Advisor or the Sponsor.

1.7           None of the Company, any of its subsidiaries, the Dealer Manager or the Advisor is in violation of its charter or bylaws, its partnership agreement, declaration of trust or trust agreement, or limited liability company agreement (or other similar agreement), as the case may be, and none of the Company, any of its subsidiaries, the Dealer Manager, the Advisor or the Sponsor is (i) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company, any of its subsidiaries, the Dealer Manager, the Advisor or the Sponsor is a party or by which any of them may be bound or to which any of the respective properties or assets of the Company, any of its subsidiaries, the Dealer Manager, the Advisor or the Sponsor is subject (collectively, “Agreements and Instruments”); or (ii) in violation of any law, order, rule or regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its property, except in the case of clauses (i) and (ii), where such conflict, breach, violation or default would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect; and the execution, delivery and performance by the Company, the Dealer Manager, the Advisor and the Sponsor of this Agreement, the Dealer Manager Agreement, the Selected Dealer Agreements and the Advisory Agreement, as applicable, and the consummation of the transactions contemplated herein and therein (including the issuance and sale of the Shares and the use of the proceeds from the sale of the Shares as described in the Prospectus under the caption “Estimated Use of Proceeds”) and compliance by each of the Company, the Dealer Manager, the Advisor and the Sponsor with its obligations hereunder and thereunder, as applicable, have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company, any of its subsidiaries, the Dealer Manager, the Advisor or the Sponsor pursuant to, any of the Agreements and Instruments, except for such conflicts, breaches or defaults or liens, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or bylaws of the Company, and of its subsidiaries, the Dealer Manager, the Advisor or the Sponsor or any applicable law, rule, regulation, or governmental or court judgment, order, writ or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its property.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, any subsidiary of the Company, the Dealer Manager, the Advisor or the Sponsor or any of their respective subsidiaries.

1.8           This Agreement, the Dealer Manager Agreement, the Selected Dealer Agreements and the Advisory Agreement have been duly and validly authorized, executed and delivered by the Company, the Dealer Manager and the Advisor, as applicable, and constitute valid, binding and enforceable agreements of the Company, the Dealer Manager and the

Advisor, as applicable, except to the extent that (i) enforceability may be limited by (a) the effect of bankruptcy, insolvency or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; or (b) the effect of general principles or equity; or (ii) the enforceability of the indemnity and/or contribution provisions contained in the Dealer Manager Agreement, the Selected Dealer Agreements, the Advisory Agreement and Section 8 of this Agreement may be limited under applicable securities laws.

1.9           At the time of the issuance of the Shares, the Shares will be duly authorized and validly issued, and upon payment therefor, will be fully paid and nonassessable and will conform in all respects to the description thereof contained in the Prospectus; no holder thereof will be subject to personal liability for the obligations of the Company solely by reason of being such a holder; such Shares are not subject to the preemptive rights of any stockholder of the Company; and all corporate action required to be taken for the authorization, issue and sale of such Shares has been validly and sufficiently taken.  All shares of the Company’s issued and outstanding capital stock have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any stockholder of the Company.

1.10         The authorized capital stock of the Company conforms in all material respects to the description thereof contained in the Prospectus under the caption “Description of Shares.”  Except as disclosed in the Prospectus (i) no shares of Common Stock are to be reserved for any purpose; (ii) there are no outstanding securities convertible into or exchangeable for any shares of Common Stock; (iii) and there are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for shares of Common Stock or any other securities of the Company.

1.11         The financial statements of the Company, including the schedules and notes thereto, filed as part of the Registration Statement and those included in the Prospectus present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the date indicated and the results of its operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis and comply with the requirements of Regulation S-X promulgated by the SEC; and Deloitte and Touche LLP, whose reports are filed with the SEC as a part of the Registration Statement, are, with respect to the Company and any affiliates thereto, independent accountants as required by the Securities Act and the Rules and Regulations and, to the Company’s knowledge, have been registered with the Public Company Accounting Oversight Board.  Any selected financial data and any summary financial information included in the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement.  The pro forma financial statements and the related notes thereto included in the Registration Statement and the Prospectus present fairly the information shown therein, and have been prepared in accordance with the SEC’s rules and guidelines with respect to pro forma financial statements, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

1.12         Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as may otherwise be stated in or contemplated by the Registration Statement and the Prospectus, (a) there has not been any material adverse change in the condition (financial or otherwise) of the Company or in the earnings, affairs or business prospects of the Company, whether or not arising in the ordinary course of business, (b) there have not been any material transactions entered into by the Company except in the ordinary course of business, (c) there has not been any material increase in the long-term indebtedness of the Company and (d) except for regular cash distributions on the Common Stock, there has been no distribution of any kind declared, paid or made by the Company on any class of its capital stock.

1.13         The Company is not, will not become by virtue of the transactions contemplated by this Agreement and the application of the net proceeds therefrom, and does not intend to conduct its business so as to be, an “investment company” as that term is defined in the Investment Company Act of 1940, as amended and the rules and regulations thereunder, and it will exercise reasonable diligence to ensure that it does not become an “investment company” within the meaning of the Investment Company Act of 1940.

1.14         The Advisor is a Texas limited partnership duly formed, validly existing, and in good standing under the laws of the State of Texas with full power and authority to conduct its business as described in the Prospectus, and is or will be qualified to do business and is in good standing as a foreign limited partnership in each other jurisdiction in which it is doing business as such, as described in the Prospectus, which (i) requires such qualification to enable the Advisor to conduct the business in which it is engaged or proposes to engage as described in the Prospectus or (ii) may require such qualification, and the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

1.15         The Dealer Manager has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Texas with full power and authority to conduct its business as described in the Prospectus. The Dealer Manager is a member of the National Association of Securities Dealers, Inc. (“NASD”) and is subject to the supervision and examination of the SEC.

1.16         The Company is not a party to or bound by any contract or other instrument of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement that is not described and filed as required.

1.17         The Company intends to satisfy the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification of the Company as a real estate investment trust.  Commencing with the taxable year ending December 31, 2006, the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust under Sections 856 through 860 of the Code and its actual method of operation has enabled it and its proposed method of operation as described in the Prospectus will enable it to continue to meet the requirements for taxation as a real estate investment trust under the Code.

1.18         The Company complies in all material respects with applicable privacy provisions of the Gramm-Leach-Bliley Act and applicable provisions of the USA Patriot Act.

1.19         All advertising and supplemental sales literature prepared or approved by the Company or any of its affiliates (whether designated solely for broker-dealer use or otherwise) to be used or delivered by the Company or any of its affiliates or Ameriprise in connection with the Offering will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made and in conjunction with the Prospectus delivered therewith, not misleading.  Furthermore, all such advertising and supplemental sales literature will have received all required regulatory approval, which may include but is not limited to, the SEC, the NASD and state securities agencies, as applicable, prior to use.

1.20         Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) and each other entity in which the Company holds a direct or indirect ownership interest that is material to the Company (each a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized or formed and is validly existing as a corporation, partnership, limited liability company or similar entity in good standing under the laws of the jurisdiction of its incorporation or organization, has power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; except as otherwise disclosed in the Registration Statement, all of the issued and outstanding capital stock or other equity interests of each such Subsidiary has been duly authorized and validly issued, is fully paid and non assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock or other equity interests of any Subsidiary was issued in violation of the preemptive or similar rights of any stockholder or equity holder of such Subsidiary.  The only direct subsidiaries of the Company as of the date of the Registration Statement or the most recent amendment to the Registration Statement, as applicable, are the subsidiaries listed on Exhibit 21 to the Registration Statement or such amendment to the Registration Statement.

1.21         The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

1.22         The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except such Governmental Licenses, the failure of which to possess, would not reasonably be expected to have a Material Adverse Effect, and the Company and its subsidiaries are in compliance in all material respects with the terms and conditions of all such Governmental Licenses; all of the Governmental Licenses are valid and in full force and effect; and neither the Company nor any of its subsidiaries has received any written or other official notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

1.23         Each of the partnership agreements, declarations of trust or trust agreements, limited liability company agreements (or other similar agreements) and, if applicable, joint venture agreements to which the Company or any of its subsidiaries is a party has been duly authorized, executed and delivered by the Company or the relevant subsidiary, as the case may be, and constitutes the valid and binding agreement of the Company or such subsidiary, as the case may be, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by (a) the effect of bankruptcy, insolvency or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or (b) the effect of general principles of equity; or (ii) the enforceability of the indemnity and/or contribution provisions contained in any such agreements may be limited under applicable securities laws. The execution, delivery and performance of such agreements did not, at the time of execution and delivery, and does not constitute a breach of or default under the charter or bylaws, partnership agreement, declaration of trust or trust agreement, or limited liability company agreement (or other similar agreement), as the case may be, of the Company or any of its subsidiaries or any of the Agreements and Instruments or any law, administrative regulation or administrative or court order or decree.

1.24         Except as otherwise disclosed in the Prospectus: (i) the Company and its subsidiaries have good and insurable or good, valid and insurable title (either in fee simple or pursuant to a valid leasehold interest) to all properties and assets described in the Prospectus as being owned or leased, as the case may be, by them and to all properties reflected in the Company’s most recent consolidated financial statements included in the Prospectus, and neither the Company nor any of its subsidiaries has received notice of any claim that has been or may be asserted by anyone adverse to the rights of the Company or any subsidiary with respect to any such properties or assets (or any such lease) or affecting or questioning the rights of the Company or any such subsidiary to the continued ownership, lease, possession or occupancy of such property or assets, except for such claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii)  there are no liens, charges, encumbrances, claims or restrictions on or affecting the properties and assets of the Company or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iii) no person or entity, including, without limitation, any tenant under any of the leases pursuant to which the Company or any of its subsidiaries leases (as lessor) any of its properties (whether directly or indirectly through other partnerships, limited liability companies, business trusts, joint ventures or otherwise) has an option or right of first refusal or any other right to purchase any of such properties, except for such options, rights of first refusal or other rights to purchase which, individually or in the aggregate, are not material with respect to the Company and its subsidiaries considered as one enterprise; (iv) to the Company’s knowledge, each of the properties of the Company or any of its subsidiaries has access to public rights of way, either directly or through insured easements, except where the failure to have such access would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) to the Company’s knowledge, each of the properties of the Company or any of its subsidiaries is served by all public utilities necessary for the current operations on such property in sufficient quantities for such operations, except where the failure to have such public utilities could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (vi) to the knowledge of the Company, each of the properties of the Company or any of its subsidiaries complies with all applicable codes and zoning and subdivision laws and regulations, except for such failures to comply which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (vii) all of the leases under which the Company or any of its subsidiaries holds or uses any real property or improvements or any equipment relating to such real property or improvements are in full force and effect, except where the failure to be in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries is in default in the payment of any amounts due under any such leases or in any other default thereunder and the Company knows of no event which, with the passage of time or the giving of notice or both, could constitute a default under any such lease, except such defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (viii) to the knowledge of the Company, there is no pending or threatened condemnation, zoning change, or other proceeding or action that could in any manner affect the size of, use of, improvements on, construction on or access to the properties of the Company or any of its subsidiaries, except such proceedings or actions that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (ix) neither the Company nor any of its subsidiaries nor any lessee of any of the real property or improvements of the Company or any of its subsidiaries is in default in the payment of any amounts due or in any other default under any of the leases pursuant to which the Company or any of its subsidiaries leases (as lessor) any of its real property or improvements (whether directly or indirectly through partnerships, limited liability companies, joint ventures or otherwise), and the Company knows of no event which, with the passage of time or the giving of notice or both, would constitute such a default under any of such leases, except such defaults as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

1.25         The Company’s subsidiaries have title insurance on all U.S. real property and improvements described in the Prospectus as being owned or leased under a ground lease, as the case may be, by the Company’s subsidiaries and to all U.S. real property and improvements reflected in the Company’s most recent consolidated financial statements included in the Prospectus in an amount at least equal to the original purchase price paid to the sellers of the property, except as otherwise disclosed in the Prospectus. The Company or one of its subsidiaries is entitled to all benefits of the insured thereunder.  With respect to any non-U.S. real property that may be described in the Prospectus as being owned or leased by the Company’s subsidiaries, each such subsidiary has received a title opinion or title certificate or other customary evidence of title assurance, as appropriate for the respective jurisdiction, showing good and indefeasible title to such properties in fee simple or valid leasehold estate or its respective equivalent, as the case may be, vested in the applicable subsidiary.  Each property described in the Prospectus or reflected in the Company’s most recent consolidated financial statements included in the Prospectus is or will be insured by extended coverage hazard and casualty insurance in amounts and on such terms as are customarily carried by lessors of properties similar to those owned by the Company and its subsidiaries (in the markets in which the Company’s and subsidiaries’ respective properties are located), and either the tenant or the Company and its subsidiaries carry comprehensive general liability insurance and such other insurance as is customarily carried by lessors of properties similar to those owned by the Company and its subsidiaries in amounts and on such terms as are customarily carried by lessors of properties similar to those owned by the Company and its subsidiaries (in the markets in which the Company’s and its subsidiaries’ respective properties are located) and the Company or one of its subsidiaries is named as an additional insured on all policies (except workers’ compensation) required under the leases for such properties.

1.26         Except as otherwise disclosed in the Prospectus: (i) all real property and improvements owned or leased by the Company or any of its subsidiaries, including, without limitation, the Environment (as defined below) associated with such real property and improvements, is free of any Contaminant (as defined below) in violation of applicable Environmental Laws (as defined below) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) neither the Company, nor any of its subsidiaries has caused or suffered to exist or occur any Release (as defined below) of any Contaminant into the Environment in violation of any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or could result in any violation of any applicable Environmental Laws except for such violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) neither the Company nor any of its subsidiaries is aware of any notice from any governmental body claiming any violation of any Environmental Laws or requiring or calling for any work, repairs, construction, alterations, removal or remedial action or installation by the Company or any of its subsidiaries on or in connection with such real property or improvements, whether in connection with the presence of asbestos-containing materials or mold in such properties or otherwise, except for such violations, work, repairs, construction, alterations, removal or remedial actions or installations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor is the Company aware of any information which may serve as the basis for any such notice that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iv) neither the Company nor any of its subsidiaries has caused or suffered to exist or occur any environmental condition on any of the properties or improvements of the Company or any of its subsidiaries that could reasonably be expected to give rise to the imposition of any Lien (as defined below) under any Environmental Laws, except such Liens which, individually or in the aggregate, could not have a Material Adverse Effect; and (v) to the Company’s knowledge, no real property or improvements owned or leased by the Company or any of its subsidiaries is being used or has been used for manufacturing or for any other operations that involve or involved the use, handling, transportation, storage, treatment or disposal of any Contaminant, where such operations require or required permits or are or were otherwise regulated pursuant to the Environmental Laws and where such permits have not been or were not obtained or such regulations are not being or were not complied with, except in all instances where any failure to obtain a permit or comply with any regulation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  “Contaminant” means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, lead, pesticides or regulated radioactive materials or any constituent of any such substance or waste, as identified or regulated under any Environmental Law.  “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Clean Water Act, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Occupational Safety and Health Act, 29 U.S.C. 651, et seq., and all other federal, state and local laws, ordinances, regulations, rules, orders, decisions and permits, which are directed at the protection of human health or the Environment.  “Environment” means any surface water, drinking water, ground water, land surface, subsurface strata, river sediment, buildings, structures, and ambient air.  “Lien” means any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on any asset.  “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Contaminant into the Environment, including, without limitation, the abandonment or discard of barrels, containers, tanks or other receptacles containing or previously containing any Contaminant or any release, emission or discharge as those terms are defined or used in any applicable Environmental Law.

1.27         There are no persons, other than the Company, with registration or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company under the Securities Act, or included in the Offering contemplated hereby.

1.28         Neither the Company nor any affiliate thereof has received or is entitled to receive, directly or indirectly, a finder’s fee or similar fee from any person other than that as described in the Prospectus in connection with the acquisition, or the commitment for the acquisition, of the Properties by the Company.

1.29         The Company and each of its subsidiaries has filed all federal, state and foreign income tax returns which have been required to be filed on or before the due date (taking into account all extensions of time to file), and has paid or provided for the payment of all taxes indicated by said returns and all assessments received by the Company and each of its subsidiaries to the extent that such taxes or assessments have become due, except where the Company is contesting such assessments in good faith and except for such taxes and assessments the failure of which to pay would not reasonably be expected to have a Material Adverse Effect.

1.30         Any required consent and authorization has been obtained for the use of any trademark or service mark in any advertising and supplemental sales literature or other materials delivered by the Company to Ameriprise or approved by the Company for use by Ameriprise and, to the Company’s knowledge, its use does not constitute the unlicensed use of intellectual property.

1.31         The Company, the Dealer Manager and the Advisor acknowledge and agree that Ameriprise is acting solely in the capacity of an arm’s length contractual counterparty to the Company, the Dealer Manager and the Advisor with respect to the Offering (including in connection with determining the terms of the Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person.  Additionally, Ameriprise is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and Ameriprise shall have no responsibility or liability to the Company or any other person with respect thereto.  Any review by Ameriprise of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Ameriprise and shall not be on behalf of the Company or any other person.

2.             Covenants of the Company, the Dealer Manager and the Advisor.

Each of the Company, the Dealer Manager and the Advisor, jointly and severally, covenant and agree with Ameriprise that it will:

2.1           At no expense to Ameriprise, furnish Ameriprise with such number of printed copies of the Registration Statement, including all amendments, supplements and exhibits thereto, as Ameriprise may reasonably request.  It will similarly furnish to Ameriprise and others designated by Ameriprise without charge as many copies as Ameriprise may reasonably request in connection with the Offering of:  (a) the Prospectus and every form of supplemental or amended prospectus; (b) all advertising and supplemental sales literature or other materials created by the Company prior to the date hereof; and (c) all advertising and supplemental sales literature or other materials (whether designated solely for broker-dealer use or otherwise) created on or after the date hereof and proposed to be used or delivered by Ameriprise in connection with the Offering, prior to the use or delivery to third parties of such materials, and will not so use or deliver, in connection with the Offering, any such materials to Ameriprise’s customers or registered representatives without Ameriprise’s prior consent, which consent, in the case of material required by law, rule or regulation of any regulatory body, including the NASD, to be delivered, shall not be unreasonably withheld or delayed.

2.2           The Company hereby consents to the use of the Prospectus or any amendment or supplement thereto by Ameriprise both in connection with the Offering and for such period of time thereafter as the Prospectus is required to be delivered in connection therewith.

2.3           Endeavor in good faith, from the date hereof to the Termination Date, to maintain the approval of the Offering by the NASD and qualifications to offer and sell the Shares under the securities laws of all 50 states and the District of Columbia (the “Designated Jurisdictions”).  The Company will file and make in each year such proper information and execute and file such documents as may reasonably be necessary for the Company to maintain the qualifications to offer and sell the Shares under the securities laws of each of the Designated Jurisdictions. Upon reasonable request by Ameriprise, the Company will furnish to Ameriprise a copy of such papers filed by the Company in connection with any such qualification.

2.4           Furnish to Ameriprise, and Ameriprise may be allowed to rely upon, a Blue Sky Memorandum, prepared and updated from time to time by Morris, Manning & Martin, LLP or other counsel reasonably acceptable to Ameriprise and the Company, naming the jurisdictions in which the Shares have been qualified for sale under the respective securities laws of such jurisdiction.  In each jurisdiction where the Shares have been qualified, the Company will make and file such statements and reports in each year as are or may be required by the laws of such jurisdiction.

2.5           (a) Use its commercially reasonable best efforts to cause any amendments to the Registration Statement to become effective as promptly as possible and to maintain the effectiveness of the Registration Statement, and will promptly notify Ameriprise and confirm the notice in writing if requested, (i) when any post-effective amendment thereto becomes effective, (ii) of the issuance by the SEC or any state securities authority of any jurisdiction of any stop order or of the initiation, or the threatening, of any proceedings for that purpose or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction or of the  institution or threatening of any proceedings for any of such purposes, (iii) of the receipt of any comments from the SEC with respect to the Registration Statement, (iv) of any request by the SEC for any amendment to the Registration Statement as filed or any amendment or supplement to the Prospectus or for additional information relating thereto and (v) if the Registration Statement becomes unavailable for use in connection with the Offering for any reason; (b) furnish copies of any proposed amendment or supplement of the Registration Statement or Prospectus to Ameriprise at a reasonable time prior to the proposed filing with the SEC but in no event later than 24 hours prior to the time of such filing; (c) file every amendment or supplement to the Registration Statement or the Prospectus that may be required by the SEC; and (d) use its commercially reasonable best efforts to prevent the issuance by the SEC of a stop order or a suspension order and if at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, it will use its commercially reasonable best efforts to obtain the lifting of such order at the earliest possible time; any such subsequent amendment to the Registration Statement shall not be filed if Ameriprise shall have reasonably objected to such filing within two business days from the time of delivery of the proposed amendment to Ameriprise or if such amendment is not, to the best of the Company’s knowledge, in compliance with the Act and the Rules and Regulations. The Company shall not accept any subscription for Shares during the effectiveness of any stop order or during any period when the Registration Statement is otherwise unavailable for use in connection with the Offering for any reason.

2.6           If at any time when a Prospectus is required to be delivered under the Securities Act, any event occurs as a result of which, in the opinion of the Company’s counsel, the Prospectus then in effect would include an untrue statement of a material fact or, in view of the circumstances existing at the time it is delivered to an investor, omit to state any material fact necessary to make the statements therein not misleading, or if it shall be necessary, in the opinion of the Company’s counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the Securities Act or the Rules and Regulations, the Company will promptly notify an Ameriprise representative in the Ameriprise legal department, and shall prepare and furnish without expense to Ameriprise, a reasonable number of copies of an amendment or amendments of the Registration Statement or the Prospectus, or a supplement or supplements to the Prospectus which will amend or supplement the Registration Statement or Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to make the Registration Statement or the Prospectus comply with the requirements of the Securities Act or the Rules and Regulations.  Without limiting the generality of the foregoing, each time the Company files a Quarterly Report on Form 10-Q, it will concurrently file with the SEC a supplement to the Prospectus to incorporate the financial and other information contained in such quarterly report.  During the time when a Prospectus is required to be delivered under the Securities Act, the Company shall comply in all material respects with all requirements imposed upon it by the Securities Act, as from time to time in force, including the undertaking contained in Item 20D of the Commission’s Industry Guide 5, so far as necessary to permit the continuance of sales of the Shares in accordance with the provisions hereof and the Prospectus.

2.7           On or prior to the date on which there shall be released to the general public interim financial statement information related to the Company with respect to each of the first three quarters of any fiscal year or preliminary financial statement information with respect to any fiscal year, the Company shall furnish such information to Ameriprise, confirmed in writing, and shall file such information pursuant to the rules and regulations promulgated under the Securities Act or the Exchange Act as required thereunder.

2.8           On or prior to the date on which there shall be released to the general public financial information included in or derived from the audited financial statements of the Company for the preceding fiscal year, the Company shall furnish such information to Ameriprise, confirmed in writing, and shall file such information pursuant to the rules and regulations promulgated under the Securities Act or the Exchange Act as required thereunder.

2.9           During the period the Shares remain outstanding, Ameriprise will be furnished with the following:

(a)                                  as soon as practicable after they have been sent by the Company to its stockholders or to any class of security holders of the Company or filed with the SEC, two copies of each annual and interim financial and each other report, application or document, excluding individual account statements sent to security holders of the Company in the ordinary course;

(b)                                 as soon as practicable, two copies of every press release issued by the Company and every material news item and article in respect of the Company or its affairs released by the Company; and

(c)                                  additional documents and information with respect to the Company and its affairs as Ameriprise may from time to time reasonably request.

For purposes of subsections (a) and (b) only, the documents will be deemed to be furnished upon notice by electronic mail of the events described in subsections (a) and (b).

2.10         In case Ameriprise is required to deliver a Prospectus in connection with sales of any of the Shares at any time nine months or more after the Effective Date, upon Ameriprise’s request, the Company will, at its expense, prepare and deliver to Ameriprise as many copies as Ameriprise may reasonably request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Securities Act.  The Dealer Manager is familiar with Rule 15c2-8 under the Exchange Act, relating to the distribution of preliminary and final prospectuses, and confirms that it has complied and will comply therewith.

2.11         As soon as practicable but not later than 120 days after the close of the period covered thereby, the Company will make generally available to its security holders an earnings statement of the Company (in form complying with the provisions of Rule 158 under the Securities Act, which need not be certified by an independent registered public accounting firm unless required by the Securities Act) covering the period required by the last paragraph of Section 11(a) of the Securities Act.  As used herein, the terms “earnings statement” and “generally available to its security holders” shall have the meanings contained in Rule 158 under the Securities Act.

2.12         Comply with the requirements of the Exchange Act relating to the Company’s obligation to file and, as applicable, deliver to its stockholders periodic reports including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

2.13         The Company and the Dealer Manager covenant that any persons employed or retained by them to provide sales support or wholesaling services in support of Ameriprise or its clients shall be licensed in accordance with all applicable laws, will comply with all applicable federal and state securities laws and regulations, and will use only sales literature approved and authorized by the Company, the Dealer Manager and Ameriprise.

2.14         The Company, the Dealer Manager and any agents of either, including any wholesalers, shall comply with Ameriprise’s wholesaler reimbursement policy as communicated to the Dealer Manager, as amended from time to time in Ameriprise’s sole discretion provided such policy complies with the rules and regulations of the NASD.

2.15         The Company, the Dealer Manager and the Advisor may not use Ameriprise’s trade name or any trade name, trademark or service mark or logo of Ameriprise or any person or entity controlling, controlled by, or under common control with Ameriprise without Ameriprise’s prior written consent.

2.16         The Company, the Dealer Manager and the Advisor or an affiliate thereof agree to participate in Ameriprise’s marketing efforts to the extent that Ameriprise may reasonably request and, without limiting the generality of the foregoing, agree to visit Ameriprise’s offices as Ameriprise may reasonably request.

2.17         The Company hereby agrees to confirm on its behalf and on behalf of dealers or brokers who sell the Shares all orders for purchase of Shares accepted by the Company in accordance with the rules of the SEC and the NASD, and any other applicable laws.

2.18         The Company will notify Ameriprise when there are less than 5,000,000 Shares remaining under the Registration Statement to be sold pursuant to the Offering.

3.                                       Representations, Warranties and Covenants of the Soliciting Dealer.  Ameriprise represents and warrants to, and covenants to the Company, the Dealer Manager and the Advisor as follows:

3.1           (i) Ameriprise is a member in good standing of the NASD; (ii) Ameriprise is licensed as a broker-dealer in all fifty states, Puerto Rico and the District of Columbia; (iii) independent contractors and registered representatives acting on behalf of Ameriprise have the appropriate license(s) to offer and sell the Shares; (iv) Ameriprise confirms that it is familiar with Rule 15c2-8 under the Exchange Act, relating to the distribution of preliminary and final prospectuses, and confirms that it has complied and will comply therewith in connection with the offering of the Shares contemplated by this Agreement; and (v) Ameriprise complies in all material respects with applicable privacy provisions of the Gramm-Leach Bliley Act and applicable provisions of the USA Patriot Act.

3.2           Ameriprise agrees to retain and update in its records, information establishing that each person who purchases Shares pursuant to a subscription agreement solicited by Ameriprise is within the permitted class of investors and the requirements, if any, of the jurisdiction in which such purchaser is a resident and the suitability standards set forth in the Prospectus, as amended or supplemented, and the subscription agreement in accordance with applicable federal and state law, rules and regulations and the Conduct Rules of the NASD.

3.3           In offering the Shares for sale, Ameriprise shall not give or provide any information or make any representation other than those contained in the Prospectus, as amended and supplemented, or the advertising and supplemental sales literature provided by the Company or any of its affiliates to Ameriprise for the purpose of offering the Shares for sale.

4.             Sales of Shares.

4.1           The Dealer Manager hereby appoints Ameriprise as a Dealer for the purpose of selling, for cash, Shares to its clients and customers at the public offering price during the Effective Term and subject to the terms and conditions stated in the Prospectus.  Subject to the performance by the Company of all obligations to be performed by it hereunder and the completeness and accuracy of all of its representations and warranties, Ameriprise hereby accepts such agency and agrees to use its best efforts to sell the Shares.

4.2           Ameriprise acknowledges and understands that the Company may accept or reject subscriptions in its sole discretion.  Nothing contained in this Agreement shall be construed to impose upon the Company the responsibility of assuring that prospective purchasers meet the suitability standards contained in the Prospectus or to relieve Ameriprise of the responsibility of complying with the rules of the NASD.

4.3           In consideration for Ameriprise’s execution of this Agreement, and for the performance of Ameriprise’s obligations hereunder, the Dealer Manager agrees to pay or cause to be paid to Ameriprise a selling commission (the “Selling Commission”) of seven percent of the price of each Share ($0.70) for Shares sold by Ameriprise (except for Shares sold pursuant to the DRIP in which case the Selling Commission will be one percent of the price of each Share ($0.095), subject to any change required either by applicable law or regulation or by a regulatory authority); provided, however, that Ameriprise’s Selling Commission shall be reduced with respect to volume sales of Shares to a single “purchaser” (as defined in the Prospectus).  In the case of such volume sales to a single purchaser, on orders of 50,001 Shares or more, the purchaser will receive a volume discount resulting in a reduction in Selling Commissions payable with respect to such sale. In such event, any such reduction will be credited to the purchaser by reducing the purchase price per share payable by the purchaser. The following table sets forth the reduced per Share purchase price and Selling Commission payable to Ameriprise:

Number of Shares Purchased	Purchase Price per Share for Incremental Share in Volume Discount Range	Selling Commission per Share on Sales for Incremental Share in Volume Discount Range

1 to 50,000	$10.00	$0.70
50,001 to 100,000	$9.80	$0.50
100,001 and over	$9.60	$0.30

For example, if a purchaser purchases 600,000 Shares he or she would pay (1) $500,000 for the first 50,000 Shares ($10.00 per Share), (2) $490,000 for the next 50,000 Shares ($9.80 per Share), and (3) $4,800,000 for the remaining 500,000 Shares ($9.60 per Share).  Accordingly, the purchaser would pay $5,790,000 ($9.65 per Share) rather than $6,000,000 for the Shares, in which event the Selling Commission on the sale of such Shares would be $210,000 ($0.35 per Share).  The net proceeds to the Company will not be affected by volume discounts.

Purchasers may request in writing to aggregate subscriptions, including subscriptions to other public real estate programs also sponsored by the Advisor or its affiliates, as part of a combined order for purposes of determining the number of Shares purchased, provided that any aggregate group of subscriptions must be submitted simultaneously from Ameriprise.

4.4           The Dealer Manager also will re-allow to Ameriprise a dealer fee of one and one-half percent (1.5%) of the gross Offering proceeds for Shares sold by Ameriprise (the “Dealer Fee”), except that the Company shall not pay a Dealer Fee for Shares sold pursuant to the DRIP.  The Dealer Fee shall be reduced as necessary in order that the underwriting compensation to be paid to all parties in connection with the Offering does not exceed the limitations prescribed by the NASD.  In this regard, each of the Company and Ameriprise acknowledges and agrees that the Offering shall be conducted in compliance with Sections 2710 and 2810 of the NASD regulations which prescribe limitations on the amount of organization and offering expenses that may be paid by the Company in connection with the Offering.  Accordingly, if at any time during the term of the Offering, the Company determines in good faith that any payment to Ameriprise pursuant to this Agreement could result in a violation of the applicable NASD regulations, the Company shall promptly notify Ameriprise and the Company and Ameriprise agree to cooperate with each other to implement such measures as they determine are necessary to ensure continued compliance with the applicable regulations.  Such measures may include, without limitation, a reduction or refund in the amount of the Dealer Fee payable to Ameriprise.  Until the parties mutually agree upon appropriate measures or until such time as the amount that may be paid without violation of such regulations is finally determined, the Dealer Manager shall be entitled to withhold and defer payments to Ameriprise of such portions of the Dealer Fee and other compensation as the Company reasonably determines are necessary to permit continued compliance with applicable NASD regulations, but shall otherwise continue to pay to Ameriprise all amounts that are due and payable under this Agreement.

To the extent Ameriprise is entitled to all or a portion of the Dealer Fee, Ameriprise may elect to defer over time its receipt thereof.  In such event, the Dealer Fee to be reallowed will be paid to Ameriprise over a period of up to five years (which period will be agreed upon by the Company and Ameriprise) until the Dealer Fee payable to Ameriprise has been paid in full.  If the Company’s shares are listed for trading on a national securities exchange (including the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market), or if the Company has commenced liquidation of its assets, any remaining deferred portion of the Dealer Fee payable to Ameriprise will become immediately due and payable.

The Dealer Manager also will pay to Ameriprise, the amount of Ameriprise’s actual out-of-pocket expenses for any separately billed bona fide due diligence expense in the amount of up to one-half percent (0.5%) of the price of each Share sold by Ameriprise upon presentation of the invoices therefor.

Except for offers and sales of Shares to the Company’s officers and directors, to or through registered investment advisers and to certain institutional investors, the Company agrees that it will not offer or sell any Shares otherwise than through the Dealer Manager as provided in the Dealer Manager Agreement, Ameriprise as herein provided, and the selected dealers other than Ameriprise as provided in the Selected Dealer Agreements.

Notwithstanding the foregoing, no payment of commissions or the Dealer Fee will be made in respect of subscriptions to purchase Shares (or portions thereof) which are rejected by the Company.  Further, any Selling Commissions and Dealer Fees payable to Ameriprise shall be payable to Ameriprise solely from the proceeds of any selling commissions or Dealer Manager fees paid through the Dealer Manager by the Company and will be paid on the Thursday following the week in which the subscriptions generating such commissions are accepted by the Company.  Selling Commissions and the Dealer Fee will be payable only with respect to transactions lawful in the jurisdictions where they occur.  Purchases of Shares by the Sponsor, the Company, Ameriprise or its or their respective affiliates or any of their respective directors, trustees, officers and employees shall be net of commissions and dealer manager fees to the extent provided in the Prospectus.

4.5           Ameriprise represents and warrants to the Company and each of its directors and those of its officers who signs the Registration Statement that the information furnished to the Company by Ameriprise expressly for use in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

4.6           Ameriprise shall use and distribute in conjunction with the offer and sale of any Shares only the Prospectus (as it may be supplemented or amended from time-to-time), the Registration Statement, the Company filings under the Securities Act or the Exchange Act and such advertising and supplemental sales literature contemplated by this Agreement.

4.7           Ameriprise shall cause Shares to be offered and sold only in such jurisdictions where Ameriprise is qualified to do so.  In addition, Ameriprise shall cause Shares to be offered and sold only in the jurisdictions in which Ameriprise has been advised by the Company that such offers and sales can be made.  No Shares shall be offered or sold for the account of the Company in any other jurisdiction.

4.8           Ameriprise will offer Shares only to persons whom Ameriprise reasonably believes satisfy the qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager.

4.9           Neither the Company nor Ameriprise shall, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Shares; provided, however, that normal Selling Commissions payable to a registered broker-dealer or other properly licensed person for selling Shares shall not be prohibited hereby.

4.10         Notwithstanding the Company’s obligations in Sections 2.5 and 2.6 of this Agreement, Ameriprise will suspend or cease offering and selling Shares to its clients as soon as reasonably practicable following receipt of written notice from the Company or the Dealer Manager that the Company has suspended or terminated the Offering for any reason, and, in such event, will resume the offer and sale of Shares hereunder only upon the subsequent request of the Company or the Dealer Manager.

5.             Submission of Orders.

Those persons who purchase Shares will be instructed by Ameriprise to make their checks payable to “Behringer Harvard Opportunity REIT I, Inc.”  If Ameriprise receives a check not conforming substantially to the foregoing instructions, it shall return such check directly to such subscriber not later than the end of the next business day following its receipt.  Checks received by Ameriprise which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Section 5.  The Dealer Manager may authorize Ameriprise if Ameriprise is a “$250,000 broker-dealer” to instruct its customers to make its checks for Shares subscribed for payable directly to “Ameriprise Financial Services, Inc.”, in which case Ameriprise will collect the proceeds of the subscribers’ checks and send by wire transfer the aggregate amount of the subscription proceeds to the order of the Company. Transmittal of received investor funds will be made in accordance with the following procedures:

(a)         If Ameriprise conducts its internal supervisory procedures at the location where subscription documents and checks are initially received, Ameriprise shall forward (i) the subscription documents to the Dealer Manager and (ii) the aggregate amount of the subscription proceeds to the Dealer Manager by noon of the third business day following receipt of the subscription documents and the check or as otherwise permitted by applicable law or regulation, or by a regulatory authority.

(b)        If Ameriprise conducts its internal supervisory procedures at a different location (the “Final Review Office”), the subscription documents and check must be transmitted to the Final Review Office by the end of the third business day following receipt of the subscription documents and check by Ameriprise or as otherwise permitted by applicable law or regulation, or by a regulatory authority.  The Final Review Office will, by the third business day following receipt of the subscription documents and check, or as otherwise permitted by applicable law or regulation, or by a regulatory authority, forward both the subscription documents and check to the Dealer Manager as processing broker-dealer in order that the Dealer Manager may complete its review of the documentation and process the subscription documents and check.

If requested by the Company or the Dealer Manager, Ameriprise shall obtain from subscribers for the Shares, other documentation reasonably deemed by the Company or the Dealer Manager to be required under applicable law or as may be necessary to reflect the policies of the Company or the Dealer Manager.  Such documentation may include, without limitation, subscribers’ written acknowledgement and agreement to the privacy policies of the Company or the Dealer Manager.

All orders, whether initial or additional, are subject to acceptance by the Company, which reserves the right to reject any order for any or no reason.  The Company shall accept or reject each subscription no later than 34 days after the receipt of a properly executed subscription agreement and signature page for such subscription.  Subscriptions not accompanied by a subscription agreement and signature page and the required check in payment for the Shares may be rejected.  Issuance and delivery of the Shares will be made only after acceptance by the Company after actual receipt of payment therefor.  If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale and shall provide Ameriprise with written notice of such cancellation.  In the event an order is rejected, canceled or rescinded for any reason, Ameriprise agrees to return to the Company any Selling Commission theretofore paid with respect to such order.  In no event shall Ameriprise accept any subscription documents or checks from a particular investor until at least five business days after the date such investor receives a copy of the Prospectus.

6.             Payment of Expenses.

6.1           Whether or not the transactions contemplated in this Agreement are consummated or if this Agreement is terminated, the Company and/or the Sponsor as designated in the Prospectus will pay, or cause to be paid, in addition to the compensation described in 5.3 (which Ameriprise may retain up to the point of termination unless this agreement is terminated without any Shares being sold, in which case no such compensation shall be paid), all fees and expenses incurred in connection with the formation, qualification and registration of the Company and in marketing, distributing and processing the Shares under applicable Federal and state law, and any other fees and expenses actually incurred and directly related to the offering and sale of the Shares and Ameriprise’s other obligations under this Agreement, including such fees and expenses as: (i) the preparing, printing, filing and delivering of the Registration Statement (as originally filed and all amendments thereto) and of the Prospectus and any amendments thereof or supplements thereto and the preparing and printing of this Agreement and order forms, including the cost of all copies thereof and any financial statements or exhibits relating to the foregoing supplied to Ameriprise in quantities reasonably requested by Ameriprise; (ii) the preparing and printing of the subscription materials and related documents and the filing and/or recording of such certified certificates or other documents necessary to comply with the laws of the State of Maryland for the formation of a corporation and thereafter for the continued good standing of a Company; (iii) the issuance and delivery of the Shares, including any transfer or other taxes payable thereon; (iv) any escrow arrangements in connection with the transactions described herein, including any compensation or reimbursement to an escrow agent for its services as such; (v) the qualification or registration of the Shares under state securities or “blue sky” laws; (vi) the filing fees payable to the SEC and to the NASD; (vii) the preparation and printing of advertising material in connection with and relating to the Offering, including the cost of all sales literature and investor and broker-dealer sales and information meetings; (viii) the cost and expenses of counsel and accountants of the Company; and (ix) any other expenses of issuance and distribution of the Shares incurred by the Company.

6.2           Subject to the satisfactory completion of any regulatory reviews and examinations which may be required, the prior review and approval and the rules of the NASD and approval by the Company or the Advisor, the Company, the Advisor and affiliates of the Advisor may establish sales incentive programs for Ameriprise’s associated persons only.  Sales incentives will be deemed to be additional compensation.  The aggregate value of incentives paid directly to an individual associated person during the Offering will not exceed $100 in any given year.

6.3           Notwithstanding the foregoing, the total compensation paid to Ameriprise from any source in connection with the Offering pursuant to Sections 4.3 and 4.4 hereof and this Section 6 shall not exceed the limitations prescribed by the NASD.  The Company and Ameriprise agree to monitor the payment of all fees and expense reimbursements to assure that the NASD limitations are not exceeded.

7.                                       Conditions of Ameriprise’s Obligations.

Ameriprise’s obligations hereunder shall be subject to the continued accuracy throughout the Effective Term of the representations, warranties and agreements of the Company, to the performance by the Company of its obligations hereunder and to the following terms and conditions:

7.1           The Registration Statement shall have initially become effective not later than 5:30 P.M., Eastern time, on the date of this Agreement and, at any time during the Effective Term, no stop order shall have been issued or proceedings therefor initiated or threatened by the SEC; and all requests for additional information on the part of the SEC and state securities administrators shall have been complied with and no stop order or similar order shall have been issued or proceedings therefor initiated or threatened by any state securities authority in any jurisdiction in which the Company intends to offer Shares.

7.2           On the date hereof and on or before the fifth (5th) business day (each such date, a “Documented Closing Date”) following the filing of a post-effective amendment to the Registration Statement pursuant to the Company’s undertaking pursuant to Item 20D of the Commission’s Industry Guide 5, Ameriprise shall have received the following legal opinions, dated as of the date hereof and as of each Documented Closing Date, as applicable, in form and substance satisfactory to Ameriprise:

(a)           the favorable opinion of Morris, Manning & Martin, LLP, special counsel to the Company, substantially as set forth in Exhibit A hereto;

(b)           a statement by Morris, Manning & Martin, LLP, special counsel to the Company, substantially as set forth in Exhibit B hereto;

(c)           the favorable opinion of Venable LLP, Maryland corporate counsel for the Company, substantially as set forth in Exhibit C hereto; and

(d)           the favorable opinion of Powell & Coleman LLP, Texas corporate counsel for the Company and counsel for the Advisor and Dealer Manager, substantially as set forth in Exhibit D hereto.

In rendering the opinions set forth above, counsel may rely, as to matters of law of states other than Texas and Maryland, upon the opinions of other counsel, in each case satisfactory in form and substance to Ameriprise and counsel shall state such opinions are satisfactory in form and scope to them and that they believe Ameriprise may rely on them, and as to matters of fact, upon communications, statements and certificates from public officials, and certifications and statements from officers of the Company.

7.3           On the date hereof, Ameriprise shall have received from Deloitte & Touche LLP a comfort letter, in form and substance reasonably satisfactory to Ameriprise in all material respects.

7.4           Ameriprise shall receive from Deloitte & Touche LLP, on each Documented Closing Date, a comfort letter, in form and substance reasonably satisfactory to Ameriprise in all material respects, provided that (i) the date of such comfort letter shall be a date not more than five days prior to each such Documented Closing Date, (ii) such comfort letter shall cover the Registration Statement and Prospectus, as amended and supplemented through the date of the post-effective amendment that triggers such Documented Closing Date (the “Current Filing”), and (iii) if financial statements or financial information of any other entity are included in the Current Filing, the comfort letter to be received by Ameriprise shall also cover such financial statements or financial information.

7.5           On the Effective Date and during the Effective Term no order suspending the sale of the Shares in any jurisdiction nor any stop order shall have been issued by the SEC, and on the Effective Date and during the Effective Term no proceedings relating to any such suspension or stop orders shall have been instituted, or to the knowledge of the Company, shall be contemplated.

7.6           On the date hereof and on each Documented Closing Date, Ameriprise shall receive a letter dated the date hereof from the Advisor, confirming that: (1) the Advisory Agreement has been duly and validly authorized, executed and delivered by the Advisor and constitutes a valid agreement of the Advisor enforceable in accordance with its terms; (2) the execution and delivery of the Advisory Agreement, the consummation of the transactions therein contemplated and compliance with the terms of the Advisory Agreement by the Advisor does not conflict with or constitute a default under its agreement of limited partnership or any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Advisor is a party, or to the knowledge of the Advisor, any law, order, rule or regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Advisor, or any of its property; (3) no consent, approval, authorization or order of any court or other governmental agency or body has been or is required for the performance of the Advisory Agreement by the Advisor, or for the consummation of the transactions contemplated thereby; and (4) the Advisor is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a foreign limited partnership in each other jurisdiction in which the nature of its business would make such qualification necessary and the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

7.7           As of the date hereof and at each Documented Closing Date, as the case may be:

(a)           the representations and warranties of each of the Company, the Dealer Manager and the Advisor in the Agreement shall be true and correct with the same effect as if made on the date hereof or the Documented Closing Date, as the case may be, and each of the Company, the Dealer Manager and the Advisor have performed all covenants or conditions on their part to be performed or satisfied at or prior to the date hereof or respective Documented Closing Date;

(b)           the Registration Statement (and any amendments or supplements thereto) does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus (and any amendments or supplements thereto) does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(c)           there shall have been no material adverse change in the business, properties, prospects or condition (financial or otherwise) of the Company subsequent to the date of the latest balance sheets provided in the Registration Statement and the Prospectus; and

(d)           since the date hereof, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus but which has not been so set forth.

Ameriprise shall receive a certificate of the Company dated the date hereof and each DocumentedClosing Date, as the case may be, confirming the above.

If any of the conditions specified in this Agreement shall not have been fulfilled when and as required by this Agreement, all Ameriprise’s obligations hereunder and thereunder may be canceled by Ameriprise by notifying the Company of such cancellation in writing or by telecopy at any time, and any such cancellation or termination shall be without liability of any party to any other party except as otherwise provided in Sections 4.3, 4.4, 6, 8, 9 and 15 of this Agreement.  All certificates, letters and other documents referred to in this Agreement will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to Ameriprise and Ameriprise’s counsel.  The Company will furnish Ameriprise with conformed copies of such certificates, letters and other documents as Ameriprise shall reasonably request.

8.             Indemnification.

8.1           Indemnification by the Company, the Dealer Manager and the Advisor.  The Company, the Dealer Manager and the Advisor, jointly and severally, agree to indemnify, defend and hold harmless Ameriprise and each person, if any, who controls Ameriprise within the meaning of Section 15 of the Securities Act, and any of their respective officers, directors, employees and agents from and against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to any and all expenses whatsoever reasonably incurred in investigating, preparing for, defending against or settling any litigation, commenced or threatened, or any claim whatsoever) arising out of or based upon:  (a) any untrue or alleged untrue statement of a material fact contained:  (i) in the Registration Statement (or any amendment thereto) or in the Prospectus (as from time to time amended or supplemented); (ii) in any application or other document (in this Section 8 collectively called “application”) executed by the Company, the Dealer Manager or the Advisor or based upon information furnished by the Company, the Dealer Manager or the Advisor and filed in any jurisdiction in order to qualify the Shares under the securities laws thereof, or in any amendment or supplement thereto; or (iii) in the Company’s periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K; provided however that none of the Company, the Dealer Manager or the Advisor shall be liable in any such case to the extent any such statement or omission was made in reliance upon and in conformity with written information furnished to the Company, the Dealer Manager or the Advisor by Ameriprise expressly for use in the Registration Statement or Prospectus or any amendment or supplement thereof or in any of such applications or in any such sales as the case may be; (b) the omission or alleged omission from (i) the Registration Statement (or any amendment thereto) or in the Prospectus (as from time to time amended or supplemented); (ii) any applications; or (iii) the Company’s periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; provided however that none of the Company, the Dealer Manager or the Advisor shall be liable in any such case to the extent any such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by Ameriprise expressly for use in the Registration Statement or Prospectus or any amendment or supplement thereof or in any of such applications or in any such sales as the case may be; (c) any untrue statement of a material fact or alleged untrue statement of a material fact contained in any advertising or supplemental sales literature (whether designated for broker-dealer use or otherwise) approved by the

Company for use by Ameriprise or any omission or alleged omission to state therein a material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made and when read in conjunction with the Prospectus delivered therewith not misleading; (d) any communication regarding the annual valuation of the Shares provided by or on behalf of the Company;and (e) the breach by the Company, the Dealer Manager, the Advisor or any employee or agent acting on their behalf, of any of the representations, warranties, covenants, terms and conditions of this Agreement.  Notwithstanding the foregoing, the Company, the Dealer Manager and the Advisor shall not indemnify Ameriprise for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

8.2           Subject to the conditions set forth below, Ameriprise agrees to indemnify and hold harmless each of the Company, the Dealer Manager and the Advisor, each of its directors and trustees, those of its officers who have signed the Registration Statement and each other person, if any, who controls the Company, the Dealer Manager or the Advisor within the meaning of Section 15 of the Securities Act to the same extent as the foregoing indemnity from the Company, the Dealer Manager and the Advisor but only with respect to an untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in the Registration Statement (as from time to time amended or supplemented) or Prospectus, or any application made in reliance upon or, in conformity with, written information furnished by Ameriprise expressly for use in such Registration Statement or Prospectus or any amendment or supplement thereto, or in any of such applications.

8.3           Each indemnified party shall give prompt notice to each indemnifying party of any claim or action (including any governmental investigation) commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify any indemnifying party shall not relieve it from any liability that it may have hereunder, except to the extent it has been materially prejudiced by such failure, and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  The indemnifying party, jointly with any other indemnifying parties receiving such notice, shall assume the defense of such action with counsel chosen by it and approved by the indemnified parties defendant in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them which are different from or in addition to those available to such indemnifying party.  Any indemnified party shall have the right to employ a separate counsel in any such action and to participate in the defense thereof but the reasonable fees and expenses of such counsel shall be borne by such party unless such party has objected in accordance with the preceding sentence, in which event such fees and expenses shall be borne by the indemnifying parties.  Except as set forth in the preceding sentence, if an indemnifying party assumes the defense of such action, the indemnifying party shall not be liable for any fees and expenses of separate counsel for the indemnified parties incurred thereafter in connection with such action.  In no event shall the indemnifying parties be liable for the reasonable fees and expenses of more than one counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

The indemnity agreements contained in this Section 8 and the warranties and representations contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive any termination of this Agreement.  An indemnifying party shall not be liable to an indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.  The Company agrees promptly to notify Ameriprise of the commencement of any litigation or proceedings against the Company in connection with the issue and sale of the Shares or in connection with the Registration Statement or Prospectus.

8.4           Subject to the limitations set forth in Section 8 hereof and in order to provide for just and equitable contribution where the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection 8.1 or 8.2 above in respect of any losses, liabilities, claims, damages or expenses (or actions in respect thereof) referred to therein, except by reason of the terms thereof, the Company, the Dealer Manager and the Advisor on the one hand and Ameriprise on the other shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company, the Dealer Manager and the Advisor on the one hand and Ameriprise on the other from the Offering based on the public offering price of the Shares sold and the Selling Commissions and Dealer Fees received by Ameriprise with respect to such Shares sold.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits referred to above but also the relative fault of the Company, the Dealer Manager and the Advisor on the one hand and Ameriprise on the other in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company, the Dealer Manager and the Advisor on the one hand and Ameriprise on the other shall be deemed to be in the same proportion as (a) the sum of (i) the aggregate net compensation retained by the Company, the Dealer Manager and the Advisor and their affiliates for the purchase of Shares sold by Ameriprise and (ii) total proceeds from the Offering (net of commissions paid to Ameriprise but before deducting expenses) received by the Company from the sale of Shares by Ameriprise bears to (b) the aggregate Selling Commissions and Dealer Fees retained by Ameriprise.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company, the Dealer Manager or the Advisor on the one hand or Ameriprise on the other.  The Company agrees with Ameriprise that it would not be just and equitable if contribution pursuant to this subsection 8.4 were determined by pro rata allocation, or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection 8.4.  The amount paid or payable by an indemnified party as a result of the losses, liabilities, claims, damages or expenses (or action in respect thereof) referred to above in this subsection 8.4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection 8.4, Ameriprise shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares subscribed for through Ameriprise were offered to the subscribers exceeds the amount of any damages which Ameriprise has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.  Further, in no event shall the amount of Ameriprise’s contribution to the liability exceed the aggregate Selling Commissions and Dealer Fees retained by Ameriprise from the proceeds of the Offering.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act or Section 10(b) of the Exchange Act, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section, any person that controls Ameriprise within the meaning of Section 15 of the Securities Act shall have the same right to contribution as Ameriprise, and each person who controls the Company within the meaning of Section 15 of the Securities Act shall have the same right to contribution as the Company.

9.             Survival of Provisions

The respective agreements, representations and warranties of the Company, the Dealer Manager, the Advisor and Ameriprise set forth in this Agreement or in certificates shall remain operative and in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of the Company, the Dealer Manager, Advisor or Ameriprise or any person controlling any such party and (c) the acceptance of any payment for the Shares, and shall survive the Termination Date until the expiration of the relevant statute of limitations.

10.           Applicable Law; Venue

This Agreement shall be construed in accordance with the internal laws of the State of New York applicable to agreements to be made and performed entirely within such state.

11.           Finders’ Fee.  Ameriprise shall have no liability for any finders’ fee owed in connection with the transactions contemplated by this Agreement.

12.           Counterparts

This Agreement may be executed in any number of counterparts.  Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

13.           Severability

Any provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

14.           Successors and Amendment

14.1         This Agreement shall inure solely to the benefit of and be binding upon Ameriprise, the Company, the Dealer Manager, the Advisor and their respective successors. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein.  Notwithstanding the foregoing, this Agreement may not be assigned without the consent of the other parties hereto.

14.2         This Agreement may be amended by the written agreement of Ameriprise, the Company, the Dealer Manager and the Advisor.

15.           Term

15.1         This Agreement shall become effective as of the date first above written.  After this Agreement becomes effective, any party may terminate it at any time for any reason by giving two business days’ prior written notice to the other parties.

15.2         Additionally, Ameriprise shall have the right to terminate this Agreement at any time during the Effective Term without liability of any party to any other party except as provided in Section 15.4 hereof if: (i) any representations or warranties hereunder shall be found to have been incorrect; or (ii) the Company shall fail, refuse or be unable to perform any condition of its obligations hereunder, or (iii) the Prospectus shall have been amended despite Ameriprise’s objection to such amendment as provided in Section 2.5 hereof, or (iv) all trading on the New York Stock Exchange or the American Stock Exchange shall have been suspended, or minimum or maximum prices for trading generally shall have been fixed, or maximum ranges for prices for all securities shall have been required, on the New York Stock Exchange or the American Stock Exchange by such exchanges or by order of the SEC or any other governmental authority having jurisdiction; or (v) the United States shall have become involved in a war or major hostilities or a material escalation of hostilities or acts of terrorism involving the United States or other national or international calamity or crisis (other than currently existing hostilities including Iraq and Afghanistan); or (vi) a banking moratorium shall have been declared by a state or federal authority or person; or (vii) the Company shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which, whether or not said loss shall have been insured, will in Ameriprise’s good faith opinion make it inadvisable to proceed with the offering and sale of the Shares; or (viii) there shall have been, subsequent to the dates information is given in the Registration Statement and the Prospectus, such change in the business, properties, affairs, condition (financial or otherwise) or prospects of the Company whether or not in the ordinary course of business or in the condition of securities markets generally as in Ameriprise’s good faith judgment would make it inadvisable to proceed with the offering and sale of the Shares, or which would materially adversely affect the operations of the Company.

15.3         If this Agreement shall be terminated for reason of any failure on the part of the Company to perform any undertaking or satisfy any condition of this Agreement to be performed or satisfied by them pursuant to Section 7 hereof, Ameriprise may elect to terminate this Agreement without liability of any party to any other party except as provided in Section 15.4 hereof.

15.4         In the event this Agreement is terminated by any party pursuant to Sections 15.1, 15.2 or 15.3 hereof, the Company shall pay all expenses of the Offering as required by Section 6 hereof and no party will have any additional liability to any other party except for any liability which may exist under Sections 4.3, 4.4 and 8 hereof.

15.5         If Ameriprise elects to terminate this Agreement as provided in this Section 15, Ameriprise shall notify the Company promptly by telephone or facsimile with confirmation by letter.  If any other party hereto elects to terminate this Agreement as provided in this Section 15, such other party shall notify Ameriprise promptly by telephone or facsimile with confirmation by letter.

15.6         In any case, this Agreement shall expire at the close of business on the Termination Date. The provisions of Section 4.3, 4.4, 6, 8, 9 and 15 hereof shall survive such termination until expiration of the relevant statute of limitations.

16.           Notices

Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below:

If to the Company:                                                     Behringer Harvard Opportunity REIT I, Inc.
15601 Dallas Parkway, Suite 600
Addison, Texas  75001
Attention:  Chief Legal Officer

If to Dealer Manager:                                       Behringer Securities LP
15601 Dallas Parkway, Suite 600
Addison, Texas  75001
Attention:  Chief Legal Officer

If to Advisor:                                                                                Behringer Harvard Opportunity Advisors I LP
15601 Dallas Parkway, Suite 600
Addison, Texas  75001
Attention:  Chief Legal Officer

If to Ameriprise:                                                                  570 Ameriprise Financial Center
Minneapolis, MN 55474
Attention:  General Counsel

Any party may change its address specified above by giving the other party notice of such change in accordance with this Section 16.

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If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

BEHRINGER HARVARD OPPORTUNITY
REIT I, INC.

		By:	/s/ Gerald J. Reihsen, III
		Name:	Gerald J. Reihsen, III
		Its:	Executive Vice President — Corporate
Development & Legal and Secretary

BEHRINGER SECURITIES LP

		By:	/s/ Gerald J. Reihsen, III
		Name:	Gerald J. Reihsen, III
		Its:	President

BEHRINGER HARVARD OPPORTUNITY
ADVISORS I LP

		By:	/s/ Gerald J. Reihsen, III
		Name:	Gerald J. Reihsen, III
		Its:	Executive Vice President — Corporate
Development & Legal and Secretary

Accepted as of the date first above written:

AMERIPRISE FINANCIAL SERVICES, INC.

By:	/s/ Frank A. McCarthy
Name: Frank A. McCarthy
Its: Vice President and General Manager

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